   As filed with the Securities and Exchange Commission on November 19, 1999
                                                    Registration No. 333- 87291
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                          ANTRA HOLDINGS GROUP, INC.
                (Name of small business issuer in its charter)

           Delaware                            7389-1106                    22-3517670
(State or other jurisdiction of    (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)     Classification Code Number)       Identification Number)

                               1515 Locust Street
                        Philadelphia, Pennsylvania 19102
                                  215-732-1300
        (Address and telephone number of principal executive offices and place of business)

                        JOSEPH M. MARRONE, JR., President
                           Antra Holdings Group, Inc.
                               1515 Locust Street
                        Philadelphia, Pennsylvania 19102
                                  215-732-1300
            (Name, address and telephone number of agent for service)
                            ---------------------

                                   Copies to:

                           MICHAEL D. DIGIOVANNA, Esq.
                           PARKER DURYEE ROSOFF & HAFT
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500
                              ---------------------
     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

     If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                      Proposed            Proposed
      Title of Each Class                             Maximum             Maximum
         of Securities            Amount to be     Offering Price        Aggregate            Amount of
       to be Registered          Registered(1)    Per Security(2)    Offering Price(2)     Registration Fee
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001
 per share ...................     6,870,000        $   5.625(3)      $  38,643,750(3)     $   10,742.96(5)
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001
 per share ...................       400,000        $   7.8125(4)     $   3,125,000(4)     $      868.75
-------------------------------------------------------------------------------------------------------------
    Totals ...................     7,270,000               --         $  41,768,750        $   11,611.71

================================================================================

(1) Pursuant to Rule 416(a), the Registration Statement also relates to an indeterminate number of additional shares of the Registrant's Common Stock, issuable upon the conversion of notes or the exercise of warrants pursuant to anti-dilution provisions contained therein, which shares of Common Stock are registered hereunder.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

(3) Estimated offering price based on the average of the bid and asked prices as of September 15, 1999.

(4) Estimated offering price based on the average of the bid and asked prices as of November 12, 1999.

(5) This part of the registration fee was paid with the original filing of this SB-2 on September 17, 1999.

PROSPECTUS



                               7,270,000 Shares

                           ANTRA HOLDING GROUP, INC.

                                 Common Stock



                            ---------------------

     Stockholders of Antra Holdings Group, Inc. named under the caption "Selling Security Holders" may offer and sell up to 7,270,000 shares of our common stock.


     Investing in Antra Holdings's common stock is risky. See "Risk Factors" on page 6.

     Our common stock current trades on the NASD OTC Bulletin Board under the symbol "RECD."


Neither the Securities and Exchange Commission nor any State Securities
 Commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is November 19, 1999

                               TABLE OF CONTENTS



PROSPECTUS SUMMARY .....................................................................     3

RISK FACTORS ...........................................................................     5
   Antra Holdings has limited operating revenues and an accumulated deficit ............     5
   We have significant capital requirements and may need to raise additional capital ...     5

CAPITALIZATION .........................................................................     6

USE OF PROCEEDS ........................................................................     6

SELECTED FINANCIAL DATA ................................................................     6

MARKET INFORMATION .....................................................................     7

MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ......................................     7

BUSINESS ...............................................................................     9

SELLING SECURITY HOLDERS ...............................................................    15

PLAN OF DISTRIBUTION ...................................................................    17

MANAGEMENT .............................................................................    18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .........................    19

DESCRIPTION OF SECURITIES ..............................................................    20

CERTAIN TRANSACTIONS ...................................................................    21

LEGAL MATTERS ..........................................................................    21

EXPERTS ................................................................................    21

ADDITIONAL INFORMATION ABOUT ANTRA HOLDINGS ............................................    22

                              PROSPECTUS SUMMARY

     Antra Holdings Group, Inc. is a holding company. Through our wholly owned subsidiary, Antra Music Group, Inc., we produce, acquire, license and distribute high-quality recorded music. Antra Music was formed in 1997 and entered into an agreement with Ricardo Brown, the urban recording artist known as "Kurupt". We primarily focus on urban music, the area of the industry that includes hip-hop, rap and rhythm and blues. We believe, based on industry sources and census data, that this area offers significant growth and profit potential.

     The music business consists of several functions: publishing, production, manufacturing, licensing, distribution and promotion. Antra is involved in these areas.

     On July 26, 1999, Antra and Teltran International Group Ltd. announced a joint venture, Recordstogo.com. We expect it to begin operations in November 1999. Recordstogo.com will market records on its website.

     When we refer to "Antra," "we," "our" and "us" in this prospectus, we mean Antra Holdings Group, Inc. including its subsidiary, Antra Music Group, Inc., unless otherwise indicated by the context.

     Our offices are located at 1515 Locust Street, Philadelphia, Pennsylvania 19102 and our telephone number is 215-732-1300.

                                 The Offering

Shares outstanding before the
  offering .......................   11,544,620     Does not include shares subject to outstanding
                                                    convertible notes or warrants, some of which shares
                                                    may be sold under this prospectus after conversion
                                                    of these notes or the exercise of these warrants.
Maximum number of shares
  offered ........................    7,270,000     Includes shares subject to (1) outstanding
                                                    convertible notes and warrants and (2) convertible
                                                    notes and warrants that may be issued after the
                                                    effectiveness of the Registration Statement.
Shares to be outstanding after the
  offering .......................   18,814,620     Includes shares subject to outstanding convertible
                                                    notes and warrants that may be issued after the
                                                    effectiveness of the Registration Statement and sold
                                                    under this prospectus.

                                                    The terms of our notes require us to register more
                                                    shares than may be actually issued and sold under
                                                    this prospectus. The actual number of shares that
                                                    will be issued depends upon the price of Antra's
                                                    common stock at the time of conversion

Use of Proceeds ..................      ----        Except upon exercise of warrants, Antra will not
                                                    receive proceeds. Any proceeds will be used for
                                                    working capital purposes.
Symbol for common stock ..........      RECD

Summary Financial Information

                                                           YEAR ENDING                       NINE MONTHS
                                                          DECEMBER 31,                  ENDING SEPTEMBER 30,
                                                 -------------------------------   -------------------------------
                                                       1998             1997             1999             1998
                                                 ---------------   -------------   ---------------   -------------
STATEMENT OF OPERATIONS:

Income .......................................    $     20,000      $        0      $     56,120      $        0
Expenses .....................................       1,415,107         592,369         1,158,759         518,042
(Loss) from operations .......................      (1,395,107)       (592,369)       (1,102,669)       (518,042)
Net (loss) ...................................      (1,595,107)       (592,369)         (367,729)       (518,042)
(Loss) per share .............................           (0.17)          (0.28)            (0.03)          (0.06)

Shares used in computing net
loss per share ...............................       9,268,030       2,130,593        11,544,210       9,544,210

BALANCE SHEET DATA: ..........................

Working capital (deficit) ....................    $    (75,030)     $   81,314      $  4,932,028      $  529,326
Total assets .................................         122,286         127,913         8,301,437         621,254
Total long-term debt .........................       1,217,079         597,333         1,016,858         743,604
Total stockholders' equity (deficit) .........      (1,205,321)       (470,314)        4,426,950        (128,256)

                                 RISK FACTORS

     Before you decide to invest in Antra Holdings's common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risks as well as the more detailed information contained in this prospectus and in other documents we file with the Securities and Exchange Commission before making your decision. You should be in a position to risk losing your entire investment.

Antra Holdings has limited operating revenues and an accumulated deficit.

     Our activities since inception have been primarily limited to development of the artists and the joint venture and the initial release. Our accumulated deficit at September 30, 1999 was approximately $2,572,250. We incurred a loss in 1998 of $1,595,107 and a loss from operations of $1,102,669 for the first nine months of 1999. There can be no assurance that Antra will be able to operate profitably.

Our revenues have been heavily dependent on one artist's recordings.

     On November 16, 1999, we released "Tha Streetz Is A Mutha," the second album by Kurupt and the only record we have released independent of our former joint venture with A&M. Kurupt is Antra's best-known recording artist, and our future plans envision other projects involving Kurupt. Although we have other artists whose recordings are in various stages of production, none are as well known as Kurupt. To date, Antra has not marketed albums on behalf of these other artists, so it cannot predict how these artists will be received by record buyers. Therefore, Antra depends on the commercial success of Kurupt's current and future work and Kurupt's continuing ability and willingness to create recordings for us.

Each record we produce is financed separately.

     Our business plan includes the release of a series of records in calendar year 2000. To accomplish this, we will have to spend significant amounts of money for manufacturing and production costs, for which we will have to obtain capital in advance. We cannot assure you that we will be able to arrange financing on acceptable terms when we need it. The amount of our return with respect to each record we produce depends to a great extent on whether we obtain financing and the terms of the financing. For example, for the record we released on November 16, 1999, our distributor has provided some of this financing in exchange for a greater fee based on a percentage of profits. The distributor will also provide some financing for the record we are scheduled to release in February 2000.

                                CAPITALIZATION

     The following table sets forth our capitalization at September 30, 1999. This section should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.


                                                                      September 30, 1999
                                                                            Actual
                                                                     -------------------
    Long-Term Liabilities:
    Subordinated Convertible Notes ................................     $  1,000,000
    Other long-term indebtedness ..................................           16,858
                                                                        ------------
      Total long-term indebtedness ................................     $  1,016,858
                                                                        ============
    Preferred Stock, $.001 par value; 5,000,000 authorized; none
     issued and outstanding .......................................     $          0
    Common Stock, $.001 par value; 50,000,000 shares
     authorized; 11,544,210 shares issued and outstanding .........           11,544
    Additional paid-in capital ....................................        6,987,656
    Accumulated deficit ...........................................       (2,572,250)
                                                                        ------------
      Total stockholders' equity ..................................     $  4,426,950
                                                                        ============


                                USE OF PROCEEDS

     Antra Holdings will not receive proceeds from the sale of the shares offered hereby. Any proceeds received upon exercise of warrants will be utilized as working capital.

                            SELECTED FINANCIAL DATA

     The following selected financial information is derived from the audited financial statements of Antra Holdings. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included elsewhere in this prospectus.


                                                           YEAR ENDING                       NINE MONTHS
                                                          DECEMBER 31,                  ENDING SEPTEMBER 30,
                                                 -------------------------------   -------------------------------
                                                       1998             1997             1999             1998
                                                 ---------------   -------------   ---------------   -------------
STATEMENT OF OPERATIONS: .....................
Income .......................................    $     20,000      $        0      $     56,120      $        0
Expenses .....................................       1,415,107         592,369         1,158,789         518,042
(Loss) from operations .......................      (1,395,107)       (592,369)       (1,102,669)       (518,042)
Net (loss) ...................................      (1,595,107)       (592,369)         (367,729)       (518,042)
(Loss) per share .............................           (0.17)          (0.28)            (0.03)          (0.06)
Shares used in computing net (loss)
 per share ...................................       9,268,030       2,130,593        11,544,210       9,544,210

BALANCE SHEET DATA:
Working capital (deficit) ....................    $    (75,030)     $   81,314      $  4,932,028      $  529,326
Total assets .................................         122,286         127,913         8,301,437         621,254
Total long-term debt . .......................       1,217,079         597,333         1,016,858         743,604
Total stockholders' equity (deficit) .........      (1,205,321)       (470,314)        4,426,950        (128,256)

                              MARKET INFORMATION

     Our common stock is currently quoted on the OTC Bulletin Board under the symbol "RECD."

     Set forth below are the high and low closing bid quotations for our common stock for the periods indicated as reflected on the electronic bulletin board. Such quotations reflect interdealer prices without retail mark-up, mark-down or commissions, and may not reflect actual transactions.


Period Ending                    High         Low
-------------                   ------       -----
September 30, 1999 ..........  $ 7.50       $ 4.50
June 30, 1999 ...............    4.50         1.25
March 31, 1999 ..............    3.75         1.75
December 31, 1998 ...........    5.125        1.50
September 30, 1998 ..........    5.875        4.25
June 30, 1998 ...............    5.875        5.00
March 31, 1998 ..............    6.00         4.50
December 31, 1997 ...........    5.00         3.25
September 30, 1997 ..........    5.75         2.625
June 30, 1997 ...............    5.75         0.50
March 31, 1997 ..............    1.50         1.125


     As of November 17, 1999, there were approximately 95 recordholders of the our common stock, although we believe that there are more than five hundred beneficial owners of our common stock. There are no shares of preferred stock currently outstanding.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus.

This prospectus contains forward-looking statements.

     We intend to identify forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

     Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section beginning on page 5 of this prospectus. These include, among others,

     o acceptance of the artist and the style of music

     o ability to produce and release records

     o ability to promote products

     o ability to sign new artists

     o need for additional financing

     o the success of our Recordstogo.com joint venture.

General

     Prior to October 1998, we were essentially a development-stage company. Therefore comparisons between 1998 and 1997 are of limited value.

     On November 16, 1999 we released Kurupt's new album, "Tha Streetz Iz A Mutha." The album was the first album we released independent of our former joint venture with A&M. Our plan of operation for the year 2000 is to release another 3 to 5 records. We have scheduled the release of our second independent album, the original soundtrack to the upcoming motion picture "Once in the Life," for February 22, 2000. Our subsequent release is the debut album by Sheeba Black, which is expected to be in March 2000.

     We also plan to continue to sign new artists, to produce and release additional records, to operate our Recordstogo.com joint venture, and to develop our music-publishing business.

Nine months ended September 30, 1999 compared to nine months ended September 30, 1998 (unaudited)

     We had a net loss during the nine months ended September 30, 1999 of $367,729, compared to a net loss in the first nine months of 1998 of $518,042. The increase was primarily a result of the $725,000 payment we received as part of the settlement of our joint venture with A&M.

     Our net loss from operations for the nine-month period in 1999 was $1,102,669, compared to the $518,042 net loss from operations we had in the same period of 1998. Our revenue was $56,120 for the nine months ended September 30, 1999 while we received no revenue in the comparable period of 1998.

     Our operating expenses during the first three quarters of 1999 were approximately $1,158,789 compared to approximately $518,042 during the same period in the prior year. However, a significant amount of overhead expenses were reimbursed in 1998. Factoring out these reimbursed expenses, there would have been a decrease in operating expenses primarily as a result of reduced salaries, promotional costs and consulting expenses.

     Since Antra did not commence income producing operations until the second half of 1998, we do not believe that the data for the nine months ended September 30, 1998 are any indication of our future operations.

Fiscal year 1998 compared to fiscal year 1997

     Our revenue was approximately $20,000 for 1998 while we received no revenue in 1997.

     Our operating expenses during 1998 were approximately $1,415,107 compared to approximately $592,369 during the prior year. In both 1998 and 1997, we incurred substantial expenses as Antra Music negotiated agreements and arrangements with various artists. In 1998, we incurred expenses in setting up our joint venture with A&M. The joint venture incurred expenses in connection with the signing of the artist, Kurupt, and with the recording, production, promotion and distribution of his album, Kuruption. All expenses were written off as incurred, in accordance with industry practice.

     Since Antra did not commence income producing operations until 1998, we do not believe that either 1997 or 1998 are any indication of our future operations.

Liquidity

     Antra had a working capital deficit of $75,030 at December 31, 1998 and working capital of $4,932,028 at September 30, 1999. The increase in working capital resulted from payments received upon the termination of its joint venture with A&M. In July 1999, Antra received $2,766,666 in gross proceeds from the sale of secured convertible notes. Antra used net cash of $1,441,633 in its operating activities for 1998 and $1,925,848 for the nine months ended September 30, 1999. Antra has used cash primarily to fund the recording, production, promotion and distribution of its first record.

     We require significant working capital to produce, manufacture, promote and distribute our music. To date we have satisfied our working capital requirements through borrowing including our borrowing through the private placement in July 1999. We believe we will require additional working capital in connection with our album to be released in February 2000 and our other albums to be released thereafter. We anticipate that we will receive additional funding by exercising our option to require the investors in the July private placement to lend additional amounts.

     In November 1999, these investors permitted us to accelerate part of this option. As a result, we received $800,000 in gross proceeds from the private placement of additional secured convertible notes to these investors. Our option to require the loan of the balance of these funds is subject to certain conditions. If these conditions are not met we may be compelled to seek funding elsewhere. There is no assurance we will be able to do so.

     Our need for working capital for the recently released Kurupt album and for our next record has been reduced by services and funding provided by our distributor under our distribution agreement. Under this agreement, the distributor agreed to advance funds for the manufacture of our records and to provide personnel for the marketing and promotion of these records. While we have benefitted from these terms, our percentage participation in revenues derived from these albums is reduced by the degree to which the distributor advances additional funding. Unless our working capital position improves, we may be compelled to rely on our relationship with the distributor.


                                   BUSINESS

Introduction

     Antra Holdings Group, Inc. is a holding company. Through our wholly owned subsidiary, Antra Music Group, Inc., we produce, acquire, license and distribute high-quality recorded music. Antra Music was formed in 1997 to promote urban contemporary music. Also in 1997, Antra Music entered into an agreement with Ricardo Brown, the urban recording artist known as "Kurupt". We primarily focus on urban music, the area of the industry that includes hip-hop, rap and rhythm and blues. We believe, based industry sources and census data, that this area offers significant growth and profit potential.

     Hip-Hop or Urban Music was the most dynamic segment of the contemporary music industry in 1997. The Recording Industry Association of America (RIAA) figures, compiled by Chilton Research Services, show Hip-Hop or Urban with the largest percentage increase in consumer record purchases, accounting for 10.1% of total shipments or $1.23 billion. This figure represents an increase of more than 250% over ten years.

     Through a joint venture with A&M Records, we released our first recording in October 1998. This was a two-CD set by our primary artist, Kurupt, entitled "Kuruption." Kuruption sold approximately 400,000 copies. A&M terminated the joint venture after its parent company, Polygram Holding Group, merged with Seagrams. A&M transferred to us all of its rights in the former joint venture's agreements with Kurupt and Baby S, but retained exclusive ownership of all rights to recordings made prior to the termination.

     We entered into an agreement with Artemis Records on July 28, 1999. The distribution agreement replaces our former joint venture and enables us to retain exclusive ownership of all of our master recordings.

     We have recording contracts with several other artists including The Spooks, El-Drex and Baby S. El-Drex also signed a co-publishing agreement. Additionally, we have various arrangements with other artists, including Roscoe, Dawna, Sloppy Joe and Crush.

     Antra plans to enter into or has commenced several different ancillary businesses:

     o We have established a publishing subsidiary to receive revenues generated from the publication of our artists.

     o We are in the process of establishing a "Recordstogo.com" joint venture. See page 12 below.

     o We may in the future produce and sell music videos.

Structure of the Music Industry

     The music business consists of several functions: publishing, production, manufacturing, licensing, distribution and promotion.

     Publishing. The process begins when a songwriter writes a piece of music and agrees with a publishing company to market the work to the industry. By contracting for the rights to music written by different songwriters, the publishing company builds a library of music, known as a catalog. The publishing company markets its music catalog to producers, artists and record companies, and collects royalties on each recording of the music that is sold.

     Antra currently has co-publishing agreements with several artists. Under these publishing agreements, Antra and the artist jointly own certain compositions, in equal shares. Antra can exploit the compositions in any commercial manner. Antra is entitled to all gross receipts earned by a composition, but must pay fifty percent (50%) of the net income to the artist. Antra recently established a publishing subsidiary.

     Production. Once the record company decides to record a song with a performing artist, the record company underwrites the costs associated with producing a market-ready recording (master recording) of the song. This entails paying for recording studio time, hiring studio musicians and paying sound mixers to edit the tape. The artist is responsible for delivering satisfactory master recordings to the record company.

     Antra's joint venture with A&M produced Kurupt's initial album, "Kuruption." Antra released "Tha Streetz Iz A Mutha," Kurupt's second album with tracks produced by Daz Dillinger and Dr. Dre, on November 16, 1999. We also plan two releases in the first quarter of 2000 and expect to release 3 to 5 other albums during the balance of 2000.

     Manufacturing. Once a master is completed, the record company contracts with a manufacturer or duplicator of recording formats to make multiple copies. Antra contracts with others to manufacture its records or arranges for manufacturing through an agreement with its distributor. Amounts advanced by the distributor for the manufacture of Antra's next album will be repaid out of the revenues from the sale of this album.

     Licensing. Antra, like many other recorded music ventures, will license the musical works it intends to sell. This means that Antra will purchase the right to reproduce and sell the musical works in exchange for royalties paid to the music publisher and artist.

     Distribution. Once copies have been completed, the record company's distribution system stocks, sells or markets, takes orders for and delivers the copies of the recording to distribution outlets. In many ways, distribution is the most critical function in the record business, since distributors provide the access to, and thereby control, the marketplace. Distribution can be divided into two distinct categories: Traditional and Non-traditional.

     Traditional outlets include small independent record stores, leased departments of large retail stores, and large chain record stores.

     Non-traditional outlets are also known as alternative distribution. Independent retail outlets not served by traditional distributors, direct response marketing and Internet sales comprise the bulk of non-traditional sales. Non-traditional outlets are a rapidly growing area of distribution.

     Promotion. Once the record is ready for market it must be promoted to ensure sales upon distribution. The traditional and most effective means of promoting recorded music is by radio airplay. Obtaining radio air play for a new release is an extremely competitive process. As radio stations increasingly focus on specific music formats, it is becoming easier for independent producers to target the stations that are most likely to air a particular new recording. In a number of markets, hiring independent regional promoters can be quite effective in gaining airplay for a release. Public and college radio stations are useful venues for promoting lesser-known artists. Music video air play on MTV or VH-1, or other video stations or programs, is essential to the commercial success of recording music artists and their records. Promoting urban contemporary music may involve more-direct promotional efforts in urban communities. For example, albums may be promoted at local dance clubs.

     Songs that are aired on a major radio station are chosen by the program director, often in conjunction with a format consultant. Once a recording is aired, the amount of repeat play it receives depends on listener requests and feedback, as well as actual sales data. Since listener response and sales depend in large measure how often a release is aired, building a commercial hit depends on an ongoing cycle of air play and sales. Nurturing this cycle requires constant marketing attention and careful coordination with advertising, concert schedules and other promotional activities. Other promotional tools include print advertising, retail promotions and concert tours.

     The key to finding an audience for new for new artists is to properly coordinate all these promotional activities to maximize awareness and exposure. Antra will, where possible, use its in-house expertise to direct, coordinate or assist with the promotional activities of its artists in order to keep its costs down. In conjunction with its first release with its distributor, Artemis, Antra will utilize the promotional and marketing personnel of Artemis and its affiliates. By coordinating or providing assistance with these activities, to the extent practicable, in-house, costs will be further kept under control.

The recorded-music industry has special risks.

     As a recent entrant into the recorded-music business, we will be subject to all the risks of establishing a new business. Additionally, there are particular risks common in the recorded music industry. For example:

   o Each recording is an individual artistic work. Commercial success is primarily determined by consumer taste, which is unpredictable and constantly changing. Accordingly, we cannot assure you as to the financial success of any particular release, the timing of such success or the popularity of any particular artist.

   o Changes in the timing of new releases can cause significant fluctuations in quarterly operating results. We cannot assure you that we will be able to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases.

   o It is industry practice to sell recorded music products on a returnable basis. We will primarily follow this practice in the future. We may have to establish reserves for future returns of products based on our return policies and return experience. If more of our product gets returned that we anticipate in these reserves, it could adversely affect our results of operations.

   o The business of manufacturing records can be transformed as new technologies affect the formats used to make copies of recordings. The development of new formats often positively impacts growth. Sales of vinyl LP records have been nearly extinguished by cassettes and CDs. We expect that new formats employing digital technology -- for example, digital audiotape and downloadable MP3 -- will gain wider acceptance in the near future. Digital formats offer the ability to make nearly perfect copies of recordings.

     Therefore, while we believe the development of these formats should have a positive overall effect on our industry, we are concerned that unauthorized reproduction of recordings using these technologies could have a negative effect.

Talent development has special risks.

   o Antra Music has entered into recording contracts with several artists. We cannot assure you that we will be able to attract additional artists. We may not be able to develop our talent successfully or in such a manner that produces significant sales.

   o To secure the services of music artists, we will have to pay advances consistent with industry standards. If an artist's album does not sell well, or if the artist fails to produce an album, a producer generally cannot recover the amount of the advance already paid to the artist. We cannot assure you that any of the artists to whom we make advances will produces sales revenues for us. Even if they do, the revenue may not be sufficient to recoup any advances we have made to them.

   o Any artist developed by Antra Music might request a release from his or her agreement with us. The artist's contractual obligations are highly personal and creative in nature, so it is not feasible to force an unwilling artist to perform the terms of his or her contract. If we sign an artist and later lose that artist, it could have a materially adverse effect on the company.

Our joint venture with A&M and its termination

     On April 1, 1998, Antra Music and A&M Records, a division of Polygram, formed a joint venture called Wall Street Records LLC. A&M and Antra each owned 50% of the joint venture. The joint venture was intended to be a vehicle by which Antra Music and A&M could produce, manufacture and distribute recordings and related materials through Polygram's worldwide distribution channels. However, A&M terminated the joint venture after Polygram merged with Seagrams.

     A&M was to be responsible for significant periodic contributions towards the joint venture's operating budget for expenses associated with new recording albums produced by the joint venture's recording artists. The joint venture was to cover significant costs of promotion and production that Antra would otherwise have to bear alone.

     In accordance with the agreement that terminated the joint venture:

     o Antra transferred to A&M all of its interest in the joint venture's limited liability company;

     o A&M paid Antra $725,000;

     o A&M transferred to us all of its rights in the former joint venture's agreements with Kurupt and Baby S, but retained exclusive ownership of all rights to recordings made prior to the termination;

     o A&M disclaimed any rights to several artists previously submitted to the joint venture by Antra.

New Distribution Agreement

     On July 29, 1999 Antra Music entered into a three-year distribution agreement with Artemis Records. The distribution agreement replaces Antra's former joint venture and enables it to retain exclusive ownership of all of its master recordings. Artemis further distributes records though RED Distribution, Inc., a division of Sony.

     The distribution agreement makes Artemis the exclusive distributor of one album by Kurupt and one other album by an Antra artist to be determined. Artemis will advance funds for the manufacture of the first album to be produced under this agreement. The advance will be repaid out of the proceeds of the sale of the record. To secure the repayment of these advances, Antra has granted Artemis a security interest in inventory, production parts and components and accounts receivable from Artemis under the agreement.

     In general, Artemis will receive a distribution fee based upon a percentage of total sales under the agreement, less returns, credits, rebates and reserves. The percentage is reduced if net sales exceed $10,000,000 in any given contract year. The percentage is further reduced if net sales exceed $20,000,000 in any given contract year.

     Under our distribution agreement, the distributor agreed to advance funds for the manufacture of our records and to provide personnel for the marketing and promotion of these records. While we have benefitted from these terms, our percentage participation in revenues derived from these albums is reduced by the degree to which the distributor advances additional funding.

     Artemis will warehouse Antra's inventory of these records and will fulfill orders and distribute these records through the industry's normal retail channels in the United States. Artemis will also handle all returns of the applicable records.

Recordstogo.com

     On July 26, 1999, Antra Holdings and Teltran International Group Ltd. announced a joint venture, Recordstogo.com. We are equal co-owners with Teltran in this joint venture, although we will grant a minority interest to a supplier.

Recordstogo.com has completed the basic design of its website. Initially, Recordstogo.com will be utilized as a vehicle to sell records belonging to an unaffiliated third party. We expect to begin sales by December 1999. We expect Recordstogo.com to generate revenues through the sale of records, advertisements and music merchandise. Additionally, visitors to the website can:

     o Buy records and CDs from a database of music titles ranging from the early days of vinyl recordings to present-day CDs. At first this database will contain approximately 360,000 titles, although we expect it to grow significantly by year-end 1999;

     o Download music in MP3 and other formats;

     o Purchase "hard-to-find" records and CDs and sell used records and CDs to others in our auction house;

     o Buy music memorabilia and possibly other entertainment products, including videos;

     o Listen to interviews with musical artists from all generations; and

     o Discuss music and the music industry in our interactive chat rooms.

Recording Agreements

     Antra has recording agreements with four artists: Kurupt, The Spooks, Baby S and El-Drex. These provide for initial terms of twelve months, with additional twelve-month options exercisable by Antra. The Recording Agreement provides that during the term of the agreements, Antra owns all right, title and interest in all musical recordings recorded under the agreements. Antra's rights under these agreements will survive even after they terminate. Under these agreements, Antra also has the right to use and publish each artist's name and likeness in connection with video and commercial purposes. According to the agreements, the artist receives a royalty for sales of recording albums and singles in line with industry norms, which typically range from five to ten percent.

Exclusive Production Recording Agreements

     Antra currently has exclusive production recording agreements with Kurupt. Kurupt has agreed to provide Antra with his exclusive personal services as a phonograph-recording artist for a period of twelve (12) months. Antra has the option to extend the contract by additional one-year options, subject to certain terms and conditions. Antra is required by the agreement to seek agreements with third-party record companies who will manufacture and distribute the artist's recordings. Antra has the right to select the producer and musical composition for any albums produced by the artist under the recording agreement. Antra also has the exclusive right to the artist's name and likeness and owns all right, title and interest in all recordings produced under the agreement.

Relationship with Artists

     Our plan is to sign and develop new or emerging urban or hip-hop oriented music artists and, to the extent practicable, sign established artists. We intend to recruit new and emerging artists and to enter into exclusive, long-term recording contracts (expected to cover an initial album, with options to record four to seven additional albums, at Antra's discretion). Antra will concentrate its resources on a small number of artists, developing a tailored marketing and promotion plan for each. There can be no assurance that Antra will be able to attract new and emerging music talent or established artists, or, if Antra is able to attract such talent, that Antra will be able to develop that talent successfully or in such a manner so as to commercially exploit.

     If Antra develops commercially successful music artists, there can be no assurance that Antra will be able to maintain its relationships with such artists even if it has entered into exclusive recording contracts with them. Furthermore, performing artists occasionally request releases form their exclusive recording agreements. Among the reasons that may cause an artist to engage in so-called "label jumping" are expectations of greater income, advances or promotional support by a competing label. There can be no assurance that any given artist developed by Antra will not determine to request a release form his or her agreement with Antra. Because of the highly personal and creative nature of the artist's contractual obligations to Antra, it is not feasible to force an unwilling artist to perform the terms of his or her contract with Antra.

Copyrights

     Antra's recorded music business, like that of other companies involved in recorded music, will primarily rest on ownership and or control and exploitation of musical works and sound recordings. Antra's music products, including its commercial music, are and will be protected under applicable domestic and international copyright laws.

     Although circumstances vary from case to case, rights and royalties relating to a particular recording typically operate as follows: When a recording is made, copyright in that recording vests either in the recording artist (and is licensed to the record company) or in the record company itself, depending on the terms of the agreement between them. Similarly, when a musical composition is written, copyright in the composition vests either in the writer (and is licensed to a music publishing company) or in a publishing company. A public performance of a record will result in money being paid to the writer and publisher. The rights to reproduce songs on sound carriers results in mechanical royalties being payable by the record company to the recording artists for the use of the recording. Antra operates in an industry which revenues are adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy", and by home taping for personal use.

     Potential publishing revenues may be derived from Antra's ownership interest in musical compositions, written in whole or in part by artists. Management anticipates securing an ownership position in the copyright to any compositions written by its recording artists, where such rights are available and have not been previously sold or assigned. Generally, revenues from publishing are generated in the form of: (1) mechanical royalties, paid by the record company to the publisher for the mechanical duplication of the copyright to a particular composition (as distinct from the copying of the artist's performance of that composition); (2) performance royalties, collected and paid by performing rights entities such as ASCAP and BMI for the actual public performance of the composition as represented by radio airplay, Musak, or as a theme or jingle broadcast in synchronization with a visual image via television;
(3) sub-publishing revenues derived from copyright earnings in foreign territories, and publishers in those territories acting as designated collection agents for Antra; and (4) licensing fees derived from printed sheet music, uses in synchronization with images as in video or film scores, computer games and other software applications, and any other use involving the composition.

Competition

     Antra will face intense competition for discretionary consumer spending from numerous other record companies and other forms of entertainment offered by film companies, video companies and others. Antra will compete directly with other recorded music companies, including the major recorded music companies, which distribute contemporary music, as well as with other record companies for signing artists and acquiring music catalogs. Many of these competitors have significantly longer operating histories, greater financial resources and larger music catalogs than Antra. Antra's ability to compete successfully in the recorded music business will be largely dependent upon its ability to sign and retain artists who will prove to be successful and to introduce music products which are accepted by consumers.

Employees/Independent Contractors

     As of November 1, 1999, Antra had six employees, all of whom were located at our Philadelphia offices. None of our employees is represented by a labor union. We have not experienced any work stoppage and considers relations with our employees to be good.

     As is customary in the music business, Antra also utilizes the services of artists, performers, producers, engineers, roadies, booking agents and others who are independent contractors. These independent contractors hire out their services on an as needed basis and receive a set fee from Antra per assignment. Independent contractors are utilized because the individuals providing these services do so only on this basis, the services performed by these independent contractors are less expensive than having full time employees perform these services.

Properties

     Antra's executive offices are located at 1515 Locust Street, Philadelphia, Pennsylvania 19102, where it subleases approximately 10,400 square feet. This sublease expires on September 30, 2003. The annual base rental for this space is approximately $104,000.

Dividends

     We have not paid any dividends on our common stock since the formation of our company and we do not expect to pay any cash or other dividends in the foreseeable future. If we have any earnings in the future from our operations, we plan to retain those earnings to help finance our future operations and growth. Any decision on the future payment of dividends is solely at the discretion of the board of directors and will depend on various factors including the results of our operations and our financial condition.

Legal Proceedings

     Antra and some of its stockholders are defendants in a legal action. Plaintiffs allege that Antra or the stockholders failed to convey 100,000 shares of Antra's common stock. However, the transaction alleged involves only the plaintiffs and those stockholders. The complaint does not allege that Antra participated in the transaction in any way. Although it was shares of Antra that were involved in the alleged transaction, Plaintiffs do not allege that Antra itself was a party to the transaction. Therefore, Antra believes that it was incorrectly named as a party to this lawsuit and denies any liability.

     However, Antra's motion to dismiss the action was denied by the court. If the outcome of this case is unfavorable, Antra's exposure would depend on the price of its stock. Assuming $5 per share is the price of the stock, the liability could be approximately $500,000. If treble damages were to be awarded, Antra's exposure could be approximately $1,500,000.

Organizational History

     Antra Music was formed in 1997 as a New Jersey corporation named Wall Street Records, Inc. On April 24, 1998, it changed its name to Antra Music.

     Antra Holdings was formerly known as Opell, Inc. Opell was formed as a Utah corporation on October 7, 1981 with the name "Summit Race Horse, Inc." In January 1995, it merged with Opell, Inc., a Nevada corporation, solely to change its domicile to Nevada. Opell had no operations or substantial assets until it acquired all the outstanding shares of Antra Music in June 1997. In January 1998, Opell was reincorporated in Delaware by merger into its wholly owned subsidiary, Wall Street Records, Inc., a Delaware corporation. In April 1998, Wall Street Records, Inc. changed its name to Antra Holdings.


                           SELLING SECURITY HOLDERS

     The shares of common stock being registered for the account of selling security holders may be sold by those security holders or their transferees commencing on the date of this prospectus. These shares may only be sold if the holder of a convertible note first converts it into shares or a holder of a warrant first exercises it to purchase shares.

     The following table sets forth, as of November 17, 1999, certain information with respect to the beneficial ownership of our common stock by each selling security holder. The table assumes that all of the shares being offered will be sold. Because the selling security holders may sell all, some or none of the shares that he, she or it holds, the actual number of shares held by the selling security holder before or after this offering may vary.

     The selling security holders may have sold, transferred or otherwise disposed of all or a portion of their convertible notes and warrants in transactions exempt from the registration requirements of the Securities Act. If this is the case and Antra has not been informed, the information below may not be up-to-date. If necessary, additional information concerning the selling security holders will be set forth in prospectus supplements.

     The column under the heading "Before the Offering -- Shares Beneficially Owned" includes all shares currently outstanding, shares issuable upon conversion of convertible notes currently outstanding and shares issuable upon exercise of warrants currently outstanding. It does not include shares issuable upon conversion of additional convertible notes or exercise of additional warrants that may be issued after the effectiveness of our registration statement. Under specific conditions after the effectiveness of the registration statement, Antra can compel some holders of outstanding convertible notes and warrants to purchase a specified number of additional convertible notes and warrants. The noteholders and warrantholders currently do not have the right to purchase the shares issuable upon conversion or exercise of these additional convertible notes and warrants. Unless the required conditions are met and Antra chooses to compel these noteholders and warrantholders to purchase the additional convertible notes and warrants, these noteholders and warrantholders will not acquire this right within 60 days of the date of this prospectus.

     The column labeled "Shares Offered" includes all of the shares from the "Before the Offering" columns plus the additional shares described in the immediately preceding paragraph. Accordingly, the number of shares in the column labeled "Shares Offered" may exceed the number of shares in the column entitled "Before the Offering -- Shares Beneficially Owned."

     Furthermore, the number of shares in the columns entitled "Before the Offering -- Shares Beneficially Owned"and "Shares Offered" reflect the maximum number of shares Antra is required to register under its agreement with the holders of the convertible notes and warrants. Depending on the price of Antra's common stock at the time of conversion, the actual number of shares that Antra will issue to holders of convertible notes is expected to be lower than as reflected in these columns.


                                              Before the Offering                       After the Offering
                                             ---------------------                 -----------------------------
                                                     Shares                            Shares        Percent of
Identity of Stockholder or                        Beneficially          Shares      Beneficially       Shares
Group (and relationship, if any)                     Owned             Offered          Owned        Outstanding
-------------------------------              ---------------------   -----------   --------------   ------------
Austost Anstalt Schaan ...................         1,482,530          1,725,000          0               0
Balmore Funds S.A. .......................         1,482,530          1,725,000          0               0
Berkeley Group Ltd. ......................           257,831            300,000          0               0
Castlebay Ltd. ...........................           400,000            400,000          0               0
Coastal Provinces Ltd. ...................           407,240            407,240          0               0
Craighouse Limited .......................           192,760            192,760          0               0
Ellis Enterprises, Ltd. ..................            64,979             78,674          0               0
Nesher, Inc. .............................           171,887            200,000          0               0
United Securities Services, Inc. .........           128,916            150,000          0               0
Libra Finance S.A. .......................         1,518,555          1,978,554          0               0
Hyett Capital Ltd. .......................           132,048            112,049          0               0
Talbiya B. Investments Ltd. ..............           194,056            160,723          0               0

------------
* Less than one percent.

                             PLAN OF DISTRIBUTION

     Sales of shares of the common stock may be made from time to time by the selling security holders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. These sales may be made on the over-the-counter market or foreign securities exchanges, in privately negotiated transactions or otherwise or in a combination of transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 under the Securities Act may be sold under those provisions rather than by this prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of such exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales.

     In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered under this prospectus in the course of hedging the positions they assume with the selling security holders. The selling security holders may also sell shares short and deliver the shares to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered under this prospectus, which the broker-dealer may resell by this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares by this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders in amounts to be negotiated in connection with the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

     Information as to whether underwriters who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     Each of the selling security holders have executed an agreement in which they confirm the method of distribution described in this section and agree not to sell the shares if the registration statement is not current.

     Antra Holdings has advised the selling security holders that if at any time they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Exchange Act. The selling security holders have acknowledged such advice by separate agreement and also agreed in that agreement to comply with the regulation. In general, Regulation M precludes the selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

     It is anticipated that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the common stock.

                                  MANAGEMENT

   The following are the officers and directors of Antra Holdings:

              Name                  Age    Position
              ----                  ---    --------
                                           Chairman of the Board,
Joseph M. Marrone, Jr. .........    34     Chief Executive Officer and Director
Thomas R. Kessler ..............    61     Director
Arthur G. Rosenberg ............    61     Director

     Joseph M. Marrone, Jr. formed Antra Music in 1997 and now devotes substantially all of his time to Antra's business. He has been engaging in private law practice in the Philadelphia area since 1993, although his practice is no longer accepting new matters. He previously served as a City Solicitor for the City of Philadelphia and worked as a campaign strategist for the current Mayor, Ed Rendell, in the 1991 election. Mr. Marrone successfully negotiated the release of Kurupt from his previous contract and has since managed Kurupt's career. He has been a director of Antra Holdings since 1997.

     Thomas R. Kessler has extensive experience in the banking and securities businesses. From 1961 to 1993, Mr. Kessler held various positions at Euro Canadian Bank, Continental Bank International, and Compass Bank & Trust Company Ltd,. Since 1994, he has been a managing director of Montaque Securities International Limited. Mr. Kessler received his law degree from Cleveland Marshall College of Law, Cleveland State University. He has been a director of Antra Holdings since 1998.

     Arthur G. Rosenberg has been a principal of The Associated Companies, a real estate development firm, since 1987 and became a principal of Millinnium Development Group LLC in 1998. Prior to that, Mr. Rosenberg was a practicing lawyer in Huntington, New York and served as general counsel for ITT Levitt & Sons, Inc., an international builder. Mr. Rosenberg currently serves on the boards of directors of Mike's Original, Inc. and Phar Mor Inc. He has been a director of Antra Holdings since 1997.

     Directors are elected to serve until the next annual meeting of stockholders of Antra Holdings or until their successors are elected and qualified. There are no audit, compensation or other committees of the board of directors.

Executive Compensation

     The following table sets forth information concerning compensation paid or accrued by Antra Holdings or its subsidiaries for services rendered during fiscal years 1998 and 1997 to our chief executive officer. No other executive officer's compensation exceeded $100,000 during either of these fiscal years.

                          Summary Compensation Table

Name and Principal Position                                                Year       Salary
----------------------------                                              ------   -----------
Joseph M. Marrone, Jr., Chairman and Chief Executive Officer ..........   1998      $130,769
                                                                          1997      $      0

Employment Agreement

     Antra Holdings entered into an employment agreement with Joseph M. Marrone on March 12, 1998. The agreement expires on March 29, 2001, which will be automatically renewed annually unless terminated by either party. Mr. Marrone is required by the agreement to oversee, develop, produce and manage music products for Antra Music and to participate and oversee all entertainment projects of Antra Music. Mr. Marrone agreed to act as an executive of Antra Music and Antra Holdings and to provide services to other affiliates of ours.

     Mr. Marrone's base salary for the first year of his employment agreement is $200,000. He may be awarded an increase in base salary or a bonus, in either case solely at the discretion of the board of directors based upon a review of Antra's performance in the prior year. He is also entitled to all benefits generally offered to Antra's other executives, if any, and to an automobile allowance. Since November 1998, all of Mr. Marrone's salary payments and accruals ceased with his consent.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the date of this prospectus regarding the ownership of Antra Holdings's common stock by: each person we know owns 5% or more of our outstanding shares; each of our directors; and all officers and directors of Antra Holdings as a group. Each owner of the common stock has sole voting and investment power for all shares listed below, except as otherwise indicated.

     Some of the selling security holders could, in extreme circumstances, own in excess of 5.00% of Antra's common stock prior to the offering. However, these security holders have agreed that their ownership interest of Antra's equity will be at all times less than 5.00% and that they will not exercise or convert their warrants or convertible notes to the extent that their equity ownership would exceed that limit. Because of their agreements, these security holders are not included in the table below.


                            Name and                              Amount and
                            Address of                            Nature of
                            Beneficial                            Beneficial     Percent
Title of Class              Owner                                 Ownership      of Class
--------------              -----                                 ---------      --------
Common Stock, par value     Joseph M. Marrone, Jr.                1,900,000      16.46%
 $.001 per share            Antra Holdings Group, Inc.
                            1515 Locust Street
                            Philadelphia, Pennsylvania 19102
                            Teltran International Group, Ltd.     2,000,000      17.32%
                            One Penn Plaza, Suite 4632
                            New York, New York 10119
                            All directors and officers            1,900,000      16.46%
                            as a group (4 persons)

                           DESCRIPTION OF SECURITIES

     Antra Holdings is currently authorized to issue 50,000,000 shares of common stock, $.001 par value and 5,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

     Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of Antra Holdings and holders of the remaining shares by themselves cannot elect any directors. The holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. In the event of a liquidation, dissolution or winding up of Antra Holdings, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

     The holders of shares of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefor. Antra Holdings has never declared or paid cash dividends on its common stock. Antra Holdings intends to retain its net income, if any, to increase its capital base and, accordingly, does not currently anticipate paying cash dividends.

Preferred Stock

     Antra Holdings's certificate of incorporation authorizes the issuance of "blank check" preferred stock with whatever designation, rights and preferences as may be determined by the board of directors. Accordingly, the board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Antra. Although we do not currently intend to issue any shares of preferred stock, there can be no assurance that we will not do so.

Secured Convertible Notes

     The secured convertible notes bear interest at 10% per annum. The secured convertible notes mature on July 20, 2002, unless accelerated to any date after July 20, 2000 at the option of the holder of the note. Under limited conditions and at limited times, Antra Holdings may redeem the secured convertible notes.

     The secured convertible notes are convertible into shares of our common stock. The conversion price is equal to 50% of the average of the closing bid prices for shares of our common stock over the preceding 5 trading days, but is limited to $3.25 per share. For example, if a note holder elects to convert $500,000 of notes into shares and the average closing bid price of our common stock is $6.25, the converting holder will receive 160,000 shares.

Subordinated Convertible Notes

     The currently outstanding subordinated convertible notes bear interest at 10% per annum and mature on January 15, 2002. The subordinated convertible notes may be prepaid, in whole or in part, at any time without penalty. The subordinated convertible notes are convertible into shares of our common stock at the same conversion price as the secured convertible notes described in the previous section.

                             CERTAIN TRANSACTIONS

Teltran

     In April 1999, Antra Holdings and Teltran International Group Ltd. exchanged shares of our respective companies. We thus now own 2,205,000 shares of Teltran's common stock and Teltran owns 2,000,000 shares of our common stock. As a result of the transaction Teltran may be deemed a principal stockholder of Antra Holdings. Teltran is a publicly traded company engaged in the telecommunications business.

     We made the exchange because we intended to enter into ventures with Teltran and because we thought that their stock was of comparable value. To protect each party, there will be an adjustment in the number of shares owned by an entity if there is a disparity in the relative market value of the two entities. On the first business day of the year 2000, if either Teltran's shares or our shares are trading less than 20% below the market price of the other company's shares, the company whose shares are trading lower must issue additional shares to the other.

     Antra Holdings and Teltran formed a corporation, Recordstogo.com. We will have equal interest with Teltran in this joint venture corporation, although we will grant a minority interest to a supplier. We expect it to begin operations in Winter 1999.

Secured Convertible Notes

     On July 20, 1999, Antra sold $2,766,666 of secured convertible notes.

     As security for our obligations under the notes, we deposited 1,000,000 of our Teltran shares with a collateral agent.

     Antra Holdings paid an aggregate of $343,999 as cash commissions to several placement agents in connection with the issuance of the notes. Some of these placement agents also received warrants to purchase an aggregate of 1,146,666 shares of our common stock at $2.00 per share. If we exercise the Put Option, these placement agents will receive $172,000 in cash and an additional 573,334 warrants.

     Antra Holdings agreed to file a registration statement on Form SB-2 with the Securities and Exchange Commission by September 18, 1999 to register the shares that can be acquired by the conversion of the notes and the exercise of the warrants.

     For two weeks following the effectiveness of the registration statement filed in connection with this prospectus, Antra Holdings has the option to require all of the holders of secured convertible notes to purchase up to $1,383,334 of additional notes (the "Put Option"). We can only exercise this option if the trading volume of our common stock is more than 75,000 shares per day on each of the ten previous trading days. You should be aware that the daily trading volume of our common stock has exceeded 75,000 shares only twice between since July 1998 and July 1999. Nevertheless, in November 1999, Antra and the holders of the secured convertible notes agreed to accelerate a portion of the Put Option. As a result, we received gross proceeds of $800,000 andissued secured convertible notes in the same principal amount. Antra paid $108,800 in fees and expenses, including $96,000 as cash commissions. Antra also issued to some of the placement agents warrants to purchase an aggregate of 720,000 shares of Antra's common stock at $2.00 per share. 400,000 of these warrants were issued as consideration for the partial acceleration of the Put Option.

     The conversion price of the notes and the exercise price of the warrants were determined in arm's-length negotiations between representatives of Antra Holdings and the investors. These prices are not based on Antra Holdings's net worth or any other established valuation criteria.

Refinancing of Subordinated Convertible Notes

     On July 31, 1999, Antra refinanced $1,000,000 of its outstanding subordinated convertible notes. In addition to the features of the subordinated convertible notes described above in "Description of Securities," these notes also have registration rights similar to those of the secured convertible notes. Therefore, the registration statement filed in connection with this prospectus also covers the shares that can be acquired by the conversion of the subordinated convertible notes.

                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of common stock being offered hereby will be passed upon for Antra Holdings by Parker Duryee Rosoff & Haft, P.C., New York, New York.

                                    EXPERTS

     The financial statements included in this prospectus have been audited by Liebman Goldberg & Drogin LLP, Garden City, New York, independent certified public accountants, as indicated in their report.


                  ADDITIONAL INFORMATION ABOUT ANTRA HOLDINGS

     Antra Holdings has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form SB-2 with respect to the common stock being offered. Antra Holdings has also filed with the SEC a Form 10-SB. In the future, Antra Holdings will file with the SEC our annual, quarterly and special reports, proxy statements and other information that the SEC requires.

     This prospectus is only part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document , the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

     You may read and copy any of the information on file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Filed documents are also available to the public at the SEC's website at http://www.sec.gov.

                          ANTRA HOLDINGS GROUP, INC.

                                   CONTENTS


                                                                                               Page #
                                                                                            ------------
Auditors' Report .........................................................................      F-2

Consolidated Financial Statements:

Consolidated Balance Sheets at December 31, 1998 and 1997 ................................      F-3

 Consolidated Statements of Operations for the years ended December 31, 1998 and 1997 ....      F-4

 Consolidated Statements of Stockholders' Deficit for the years ended December 31, 1998
   and 1997 ..............................................................................      F-5

 Consolidated Statements of Cash Flows for the years ended December 31, 1998 and 1997 ....      F-6

 Notes to Consolidated Financial Statements ..............................................  F-7 -- F-10

Consolidated Financial Statements:

 Consolidated Balance Sheets at September 30, 1999 and 1998 ..............................      F-11

 Consolidated Statements of Operations for the nine months ended September 30,
  1999 and 1998 ..........................................................................      F-12

 Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 and
  1998 ...................................................................................      F-13

 Notes to Consolidated Financial Statements ..............................................      F-14

                  LIEBMAN GOLDBERG & DROGIN LLP [Letterhead]



The Board of Directors
Antra Holdings Group, Inc.



We have audited the accompanying consolidated balance sheets of Antra Holdings Group, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations and stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Antra Holdings Group, Inc. (formerly Opell, Inc.) as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Notes 7 and 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




May 26, 1999


Garden City, New York

                          ANTRA HOLDINGS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                        December 31,
                                                               -------------------------------
                                                                     1998             1997
                                                               ---------------   -------------
                            Assets
Current Assets:
 Cash in bank ..............................................    $     13,121      $   16,576
 Prepaid expenses ..........................................          22,377          65,632
                                                                ------------      ----------
   Total current assets ....................................          35,498          82,208
Property and Equipment, Net ................................          67,777          37,048
Other Assets:
 Security deposits .........................................          13,024           2,670
 Other .....................................................             987             987
 Goodwill ..................................................           5,000           5,000
                                                                ------------      ----------
   Total assets ............................................    $    122,286      $  127,913
                                                                ============      ==========
                 Liabilities and Stockholders' Deficit
Current Liabilities:
 Accrued expenses payable ..................................    $    109,633      $       --
 Payroll taxes payable .....................................             895             894
                                                                ------------      ----------
   Total current liabilities ...............................         110,528             894
                                                                ------------      ----------
Long-Term Liabilities:
 Loan payable ..............................................         388,505         575,000
 Loan payable -- subordinated ..............................         807,240              --
 Officer loan payable ......................................          21,334          22,333
                                                                ------------      ----------
   Total long-term liabilities .............................       1,217,079         597,333
                                                                ------------      ----------
   Total liabilities .......................................       1,327,607         598,227
                                                                ------------      ----------
Commitments and Contingencies
Stockholders' Deficit:
 Common stock, par value $.001; 50,000,000 shares authorized
   9,544,210 and 7,824,210 shares issued and outstanding,
   respectively ............................................           9,544           7,824
 Additional paid in capital ................................         989,656         131,276
 Deficit ...................................................      (2,204,521)       (609,414)
                                                                ------------      ----------
   Total stockholders' deficit .............................      (1,205,321)       (470,314)
                                                                ------------      ----------
   Total liabilities and stockholders' deficit .............    $    122,286      $  127,913
                                                                ============      ==========


                       See notes to financial statements.

                          ANTRA HOLDINGS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          For the years ended December 31,
                                                          ---------------------------------
                                                                1998              1997
                                                          ---------------   ---------------
Income:
 Show income ..........................................    $     20,000       $        --
                                                           ------------       -----------
Expenses:
 Recording and production expenses ....................         476,199           190,060
 Studio expenses ......................................          14,163            27,317
 Bodyguards ...........................................          32,750                --
 Publicity and promotion ..............................         342,302            41,732
 Contributions ........................................          16,320                --
 Professional fees ....................................         246,210           114,228
 Consulting expenses ..................................         159,765            89,850
 Salaries .............................................         331,239            11,575
 Payroll taxes ........................................          24,055             1,216
 Rent .................................................          29,623             5,917
 Auto expenses ........................................         208,279            26,764
 Insurance expense ....................................          40,530                --
 Travel and entertainment .............................         298,728            24,472
 Telephone ............................................          53,423            20,164
 Office ...............................................          49,329            15,797
 Miscellaneous expenses ...............................          32,040             7,263
 Registration expense .................................          18,950                --
 Repairs and maintenance ..............................           2,143             8,352
 Dues and subscriptions ...............................             434             3,187
 Postage and delivery .................................          24,608             3,305
 Depreciation expense .................................          10,939             1,170
 Reimbursed overhead ..................................        (996,922)               --
                                                           ------------       -----------
   Total expenses .....................................       1,415,107           592,369
                                                           ------------       -----------
Net operating loss ....................................      (1,395,107)         (592,369)
Other (income) expense:
 Loss on investment in Joint Venture ..................         200,000                --
                                                           ------------       -----------
Net loss for the year .................................    $ (1,595,107)      $  (592,369)
                                                           ============       ===========
Net loss per share of common stock based upon 9,268,030
 and 2,130,593 weighted  average shares, respectively
(Basic and Diluted) ...................................    $      (0.17)      $     (0.28)
                                                           ============       ===========


                       See notes to financial statements.

                          ANTRA HOLDINGS GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                For the years ended December 31, 1998 and 1997

                                                                           Additional                            Total
                                                                             Paid-in       Accumulated       Stockholders'
                                                   Shares       Amount       Capital         Deficit            Deficit
                                                ------------   --------   ------------   ---------------   ----------------
Balance -- January 1, 1997 ..................      324,210      $  324      $ 17,776      $    (17,045)      $      1,055

June 1, 1997 Reverse Acquisition ............    5,000,000       5,000            --                --              5,000

Shares purchased ............................    2,500,000       2,500       113,500                --            116,000

Net loss for the year .......................           --          --            --          (592,369)          (592,369)
                                                 ---------      ------      --------      ------------       ------------

Balance -- December 31, 1997 ................    7,824,210       7,824       131,276          (609,414)          (470,314)

Shares issued as repayment of loans .........    1,720,000       1,720       858,380                --            860,100

Net loss for the year .......................           --          --            --        (1,595,107)        (1,595,107)
                                                 ---------      ------      --------      ------------       ------------

Balance -- December 31, 1998 ................    9,544,210      $9,544      $989,656      $ (2,204,521)      $ (1,205,321)
                                                 =========      ======      ========      ============       ============

                       See notes to financial statements.

                          ANTRA HOLDINGS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             For the years ended December 31,
                                                             ---------------------------------
                                                                   1998              1997
                                                             ----------------   --------------
Cash Flows from Operating Activities:
 Net loss ................................................     $ (1,595,107)      $ (592,369)
                                                               ------------       ----------

Adjustments to Reconcile Net Loss to Net Cash (Used in)
 Operating Activities:
   Depreciation ..........................................           10,939            1,170
   Changes in Assets and Liabilities:
    Decrease (Increase) in prepaid expenses ..............           43,255          (65,632)
    (Increase) in other assets ...........................          (10,354)         (11,657)
    Increase in accrued expenses .........................          109,633               --
    Increase in payroll taxes payable ....................                1              894
                                                               ------------       ----------
       Total adjustments .................................          153,474          (75,225)
                                                               ------------       ----------

       Net cash (used in) operating activities ...........       (1,441,633)        (667,594)
                                                               ------------       ----------

Cash Flows from Investing Activities:
   Acquisition of property and equipment .................          (41,668)         (38,218)
                                                               ------------       ----------

Cash Flows from Financing Activities:
   Borrowings from stockholders' and related parties
    (net of repayment) ...................................        1,479,846          597,333
   Capital contributions .................................               --          124,000
                                                               ------------       ----------

       Net cash provided by financing activities .........        1,479,846          721,333
                                                               ------------       ----------

Net (decrease) increase in cash ..........................           (3,455)          15,521

Cash -- beginning of year ................................           16,576            1,055
                                                               ------------       ----------
Cash -- end of year ......................................     $     13,121       $   16,576
                                                               ============       ==========
Non-cash Investing and Financing Activities:
   Non-cash issuance of common stock for notes
    payable ..............................................     $    860,100               --
                                                               ============       ==========

Supplemental Disclosures:
   Income tax ............................................     $         --       $       --
                                                               ============       ==========

   Interest paid .........................................     $         --       $       --
                                                               ============       ==========

                       See notes to financial statements.

                          ANTRA HOLDINGS GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

Note 1 -- Operations:

     Opell, Inc., now known as Antra Holdings Group, Inc. ("the Company"), was formed as a Nevada Corporation and through June 1997 was not engaged in any business activity and had nominal assets. On June 10, 1997, the Company acquired all the shares of Wall Street Records, Inc. a New Jersey Corporation ("the Subsidiary"). The Subsidiary was formed on March 20, 1997 to engage in various aspects of the music business, including the production and distribution of recorded music. In connection with the acquisition of the Subsidiary, the Company issued 5,000,000 shares of its Common Stock to stockholders of the Subsidiary, who then owned a majority of the outstanding shares of the Company. The acquisition was treated as a purchase and as a reverse acquisition so that the historical financials of the Subsidiary represent the financials of the Company. Subsequent to December 31, 1998, the Company reincorporated in Delaware and in April 1998, the Company changed its name to Antra Holdings Group, Inc. and the Subsidiary changed its name to Antra Music Group, Inc. The Subsidiary's activities, consisted of negotiating agreements and arrangements with artists, and thereby incurred substantial expenses. In April 1998, the Subsidiary and A & M Records formed an LLC (Limited Liability Corporation) (the "Joint Venture") for the purpose of promoting, recording and distributing records or videos of certain of the Subsidiary's recording artists. The Joint Venture released its first recording in October 1998. Revenues were recognized in 1998. All expenses, incurred in 1998, were written off as incurred, since the Company's recording artist had no history of producing profitable albums, and in such circumstances, the recording industry anticipates marginal success for albums. Expenses for production and distribution of the record album were incurred by the corporation as well as the joint venture. Subsequent to 1998, as discussed in Notes 7 and 8, the joint venture was terminated. As part of the joint venture termination, A & M Records agreed to return the Company's original investment, refund production costs on an unaccounted for basis and in 1999 pay an additional $725,000 (see note 8).

Note 2 -- Summary of Significant Accounting Policies:

Principles of Consolidation:

     The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated.

Revenue Recognition

     The Company produces, licenses and distributes recorded music. It recognizes revenues as follows:

     Production and Distribution -- As a producer and distributor, the Company will recognize revenue upon the sale of a completed album. Also upon completion of an album, the Company will recognize any costs recoverable from the artist. During 1998, all completed record sales were part of the joint venture agreement with A & M Records, and upon termination of that venture, unallocated costs (overhead) were applied against operating costs.

     License Agreements -- Revenues will be recognized when the licensor signs a noncancelable contract, agrees to a fixed fee, delivers the rights and meets all significant obligations to furnish a record or music.

Property and Equipment:

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the asset.

                          ANTRA HOLDINGS GROUP, INC.

                               December 31, 1998

Note 2 -- Summary of Significant Accounting Policies:  -- (Continued)

Development Stage Activities and Operations:


     Prior to October 1998, the Company was a development stage activity. Since the Company now has continuing business revenues, financial information does not include losses accumulated during the development stage period not part of the financial statement period.

Ability to continue as a Going Concern

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplates continuation of the company as a going concern. The Company, as shown in the accompanying consolidated financial statements, has a deficit of $2,204,521 at December 31, 1998 and incurred a loss of $1,595,107 during the year ended December 31, 1998.

     The Company has relied upon debt and equity funding from stockholders and other sources since inception. Additional equity is planned to be raised by private-placement sales of common stock to new and existing stockholders in order to fund operations until the Company is consistently profitable. While management believes that such funding will be available, the adequacy of such funding, if any, is uncertain. Management has not determined the amount of funding necessary to support its sales at current levels or the amounts needed for increased sales. This uncertainty, combined with the Company's recurring losses, raises substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Loan Payable -- Subordinated:

     As of December 31, 1998 the Company received loans from Millport Limited amounting to $1,195,745. Of this amount, the Company has agreed to subordinate $807,240 to Coastal Provinces Ltd., a company managed by Millport Limited.

Income Taxes:

     At December 31, 1998, the Company has an operating loss carryforward of approximately $2,200,000 after limitations based on changes in ownership.

Loss Per Common Share:

     Basic loss per share was computed by dividing the company's net loss by the weighted average number of common shares outstanding during the period. There is no presentation of diluted loss per share as the effect of common stock options, warrants and convertible debt amounts are antidilutive. The weighted average number of common shares used to calculate loss per common share during 1998 was 9,268,030 shares.

     The Company adopted Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings per Share". The Statement establishes standards for computing and presenting earnings per share (EPS). It replaced the presentation of primary EPS with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement. The Statement was applied to the 1998 loss per share but did not have any effect.

     In 1998, the Company issued 1,250,000 shares and 470,260 shares respectively of common stock as repayment of $860,100 loans previously received.

Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

                          ANTRA HOLDINGS GROUP, INC.

                               December 31, 1998

Note 2 -- Summary of Significant Accounting Policies:  -- (Continued)

Fair Value of Financial Instruments:

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. The carrying value of cash, cash equivalents and accounts receivable approximates fair value.

Impairment of Long-Lived Assets:

     The Company has not completed it's evaluation of the adoption of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." However, management believes any such effect will not be material.

Accounting Pronouncements:

     The Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company does not expect adoption of SFAS No. 130 to have a material effect, if any, on its financial position or results of operations.

     The FASB issued SFAS 131, "Disclosure about Segments of an Enterprise and Related Information", issued by FASB, which is effective for financial statements with fiscal years beginning after December 31, 1998. This statement establishes standards for the way that public entities report selected information about operating segments, products, and services, geographic areas, and major customers in interim and annual financial reports. The Company does not expect adoption of SFAS No. 131 to have a material effect, if any, on its financial position or results of operations.

Note 3 -- Prepaid Recording Costs:

     In accordance with FASB Statement No. 50, "Financial Reporting in the Record and Music Industry", advances to artists and producers are capitalized as an asset when the current popularity and past performance of the artist or producer provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist or producer. Any portion of such advances not deemed to be recoupable from future royalties is reserved at the balance sheet date. All other significant advances which do not meet the above criteria are fully reserved when paid.

     The Company in anticipation of completion of record production makes various advances and payments on behalf of the recording artist. These payments are prepaid and will be expensed when the record production is completed and the record issued.

Note 4 -- Loan Payable:


     During the period July 15, 1997 to December 31, 1998, the Company received various loans totaling $2,055,845. Additionally, in 1998, 1,720,000 shares of common stock were issued as repayment of $860,100 of these loans. The fair market value of $.50 per share was based upon the non-liquidity and thin market of Antra's stock.


     The president of the company has made various loans to the Company amounting to $21,334. At the present time, there is no repayment schedule.

Note 5 -- Stockholders' Deficit:

     The Company has 50,000,000 shares of common stock, par value $.001 authorized. During the year, the Company issued 1,720,000 shares of common stock to various investors.

                          ANTRA HOLDINGS GROUP, INC.

                               December 31, 1998

Note 6 -- Commitments and Contingencies:

     The Company and certain stockholders are defendants in a legal action, whereby plaintiffs allege the failure of the Company or those stockholders to convey 100,000 shares of the Company's common stock. Attorneys for the Company filed a motion to dismiss the action on behalf of the Company. Should there be an unfavorable decision, the Company's liability at a current stock market value of $5 per share could be between $500,000 and $1,500,000 (assuming treble damages). The Company denies any liability and does not expect this action to have any significant impact on the results of operations, liquidity or financial condition.

     The Company subleases office space expiring September 30, 2003. The annual rental commitments are as follows:


          1999 ....................................   $ 75,429
          2000 ....................................    107,942
          2001 ....................................    120,947
          2002 ....................................    127,449
          2003 ....................................    101,439
                                                      --------
                                                      $533,206
                                                      ========

Note 7 -- Investment in Joint Venture:

     On March 13, 1998, the Company formed Wall St. Records, LLC, a Delaware limited liability corporation. The Company contributed $200,000 of capital in accordance with the limited liability company agreement.

     In April 1998, the Subsidiary and A & M Records formed an LLC (Limited Liability Corporation) (the "Joint Venture") for the purpose of promoting, recording and distributing records or videos of certain of the Subsidiary's recording artists. The Joint Venture released its first recording in October 1998. Revenues were recognized in 1998. All expenses, incurred in 1998, were written off as incurred, since the company's recording artist had no history of producing profitable albums, and in such circumstances, the recording industry anticipates marginal success for albums.

     As of December 31, 1998, the Company has realized a loss on its investment in the joint venture of $200,000, representing its entire investment.

Note 8 -- Subsequent Events:

     On April 7, 1999, the Company agreed to terminate the joint venture agreement with A & M Records in exchange for the future rights to the artists that were assigned to the LLC, release of all liability and debt incurred by the LLC and payment of $725,000. The Company has released all claims to any revenue or profits of the LLC that may arise from the release of recording of the artists while assigned to the LLC.

                           ANTRA HOLDINGS GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                                  September 30,
                                     Assets
                                   (Unaudited)


                                                                  1999              1998
                                                             --------------   ---------------
Current Assets:
 Cash in bank ............................................    $    591,960     $     66,263
 Investment in Joint Venture .............................              --          200,000
 Investment ..............................................       6,000,000               --
 Deferred financing costs ................................         125,666               --
 Prepaid recording costs .................................       1,072,031          268,969
                                                              ------------     ------------
   Total Current Assets ..................................       7,789,657          535,232
Property and Equipment, Net ..............................         113,961           66,814
Other Assets:
 Security deposits .......................................          14,943           13,221
 Deferred financing costs ................................         226,889               --
 Investment in Joint Venture .............................         150,000               --
 Other ...................................................             987              987
 Goodwill ................................................           5,000            5,000
                                                              ------------     ------------
   Total assets ..........................................    $  8,301,437     $    621,254
                                                              ============     ============
                               Liabilities and Stockholders' Equity
Current Liabilities:
 Convertible debentures payable ..........................    $  2,766,666     $         --
 Accrued expenses payable ................................          87,824               --
 Payroll taxes payable ...................................           3,139            5,906
                                                              ------------     ------------
   Total current liabilities .............................       2,857,629            5,906
                                                              ------------     ------------
Long-Term Liabilities:
   Loan payable ..........................................           5,514          722,270
   Loan payable -- subordinated ..........................       1,000,000               --
   Officer loan payable ..................................          11,344           21,334
                                                              ------------     ------------
    Total long-term liabilities ..........................       1,016,858          743,604
                                                              ------------     ------------
    Total liabilities ....................................       3,874,487          749,510
                                                              ------------     ------------
Commitments and Contingencies ............................
Stockholders' Equity:
   Common stock, par value $.001; 50,000,000 shares
    authorized, 11,544,210 and 9,544,210 shares issued and
    outstanding, respectively ............................          11,544            9,544
   Additional paid in capital ............................       6,987,656          989,656
   Accumulated Deficit ...................................      (2,572,250)      (1,127,456)
                                                              ------------     ------------
    Total stockholders' equity ...........................       4,426,950         (128,256)
                                                              ------------     ------------
    Total liabilities and stockholders' equity ...........    $  8,301,437     $    621,254
                                                              ============     ============


                          ANTRA HOLDINGS GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    For the nine months ended September 30,
                                  (Unaudited)


                                                                       1999              1998
                                                                 ---------------   ---------------
Income:
   Show fees .................................................    $     10,044       $        --
   Royalties .................................................          46,076                --
                                                                  ------------       -----------
                                                                        56,120                --
                                                                  ------------       -----------
Expenses:
   Recording and production expenses .........................         337,292            91,694
   Studio expenses ...........................................           3,022            12,698
   Publicity and promotion ...................................          33,892           184,833
   Professional fees .........................................         173,180           172,645
   Consulting expenses .......................................          46,125           134,565
   Salaries ..................................................          87,329           239,656
   Payroll taxes .............................................          10,174            19,408
   Rent ......................................................          72,468             9,515
   Equipment lease ...........................................          24,091                --
   Auto expenses .............................................          26,201           167,213
   Travel and entertainment ..................................          96,836           196,945
   Telephone .................................................          41,082            33,781
   Office ....................................................           7,066            37,864
   Miscellaneous expenses ....................................          10,558            19,283
   Insurance expense .........................................          58,970            26,542
   Interest expense ..........................................          79,035                --
   Repairs and maintenance ...................................          12,470             1,918
   Dues and subscriptions ....................................           1,747               434
   Postage and delivery ......................................          10,484            17,209
   Depreciation expense ......................................          15,574             7,904
   Registration Expense ......................................          11,193            17,450
   Reimbursed overhead .......................................              --          (873,515)
                                                                  ------------       -----------
    Total expenses ...........................................       1,158,789           518,042
                                                                  ------------       -----------
Net loss from operations .....................................      (1,102,669)         (518,042)
Other Income:
 Interest Income .............................................           9,940                --
 Settlement of Joint Venture .................................         725,000                --
                                                                  ------------       -----------
Net (loss ) ..................................................    $   (367,729)      $  (518,042)
                                                                  ============       ===========
Net (loss) per share of common stock based upon 11,544,210 and
 9,174,871 weighted average shares ...........................    $      (0.03)      $     (0.06)
                                                                  ============       ===========

                           ANTRA HOLDINGS GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     For the nine months ended September 30,
                                   (Unaudited)


                                                                   1999              1998
                                                             ---------------   ---------------
Cash Flows from Operating Activities:
Net (loss) ...............................................    $   (367,729)      $  (518,042)
                                                              ------------       -----------
Adjustments to Reconcile Net (loss) to Net Cash (Used in)
 Operating Activities:
 Depreciation ............................................          15,574             7,904
Changes in Assets and Liabilities:
 (Increase) in prepaid expenses ..........................      (1,049,654)         (203,337)
 (Increase) in deferred financing costs ..................        (125,666)               --
 (Increase) in investment in Joint Venture ...............              --          (200,000)
 (Increase) in other assets ..............................        (228,808)          (10,551)
 (Decrease) in accrued expenses payable ..................         (21,809)               --
 Increase in payroll taxes payable .......................           2,244             5,012
                                                              ------------       -----------
   Total adjustments .....................................      (1,408,119)         (400,972)
                                                              ------------       -----------
   Net cash (used in) operating activities ...............      (1,775,848)         (919,014)
                                                              ------------       -----------
Cash Flows from Investing Activities:
 Acquisition of property and equipment ...................         (61,758)          (37,670)
                                                              ------------       -----------
 Investment in Joint Venture .............................        (150,000)               --
                                                              ------------       -----------
    Net Cash (used in) Investing Activities ..............        (211,758)          (37,670)
                                                              ------------       -----------
Cash Flows from Financing Activities:
 Borrowings (Repayments) from/to stockholders' and related
   parties ...............................................        (200,221)          146,271
 Increase in debentures payable ..........................       2,766,666                --
 Capital Contributions ...................................              --           860,100
                                                              ------------       -----------
   Net cash provided by financing activities .............       2,566,445         1,006,371
                                                              ------------       -----------
Net increase in cash .....................................         578,839            49,687
Cash -- January 1. .......................................          13,121            16,576
                                                              ------------       -----------
Cash -- September 30, ....................................    $    591,960       $    66,263
                                                              ============       ===========

                          ANTRA HOLDINGS GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

                              September 30, 1999

Note 1 -- Basis of Presentation:

     The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

     The results of operations for the nine month period ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year.

Note 2 -- Material Events:

     During the nine months ended September 30, 1999, the following events occurred:

     On April 7, 1999 the Company agreed to terminate the joint venture agreement with A & M Records in exchange for the future rights to the artists that were assigned to the LLC, release of all liability and debt incurred by the LLC and payment of $725,000. The Company has released all claims to any revenue or profits of the LLC that may arise from the release of recordings of the artists while assigned to the LLC.

     On July 20, 1999 the Company sold $2,766,666 of secured convertible notes, receiving $2,422,667 in net proceeds after commissions and other expenses of the sale. As security for these obligations under the notes, Antra deposited 1,000,000 of our Teltran shares with a collateral agent.

     On July 26, 1999 Antra invested $150,000 as their initial investment in a joint venture with Teltran International Group, Ltd. The joint venture, known as Recordstogo.com, will be utilized as a vehicle to sell records belonging to an unaffiliated third party. Revenues will be generated from numerous sources that are part of the joint venture website. These include hard to find records, memorabilia, old record albums, music download in MP3 and other formats, etc.

     On July 31, 1999, Antra refinanced $1,000,000 of its outstanding subordinated convertible notes. These notes also have registration rights similar to those of the secured convertible notes. Therefore, the registration statement filed in connection with this prospectus also covers the shares that can be acquired by the conversion of the subordinated convertible notes.

     The Company no longer has a stockholders' deficit due to the settlement of the joint venture and financing arrangements previously discussed. While the Company continues to operate at a loss and cannot determine future funding requirements, it does anticipate future revenues to reduce operating losses. These revenues are expected to come from Recordstogo.com and Antra record sales. However, there still is substantial doubt about the entity's ability to continue as a going concern.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers

     Articles Sixth and Seventh of the Certificate of Incorporation of the Company provides with respect to the indemnification of directors and officers that the Company shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Company the power to indemnify. Article Seventh of the Certificate of Incorporation of the Company also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth various expenses, other than underwriting discounts, which will be incurred in connection with this offering. Other than the SEC registration fee amounts set forth below are estimates:

   SEC registration fee .....................................$11,611.71
   Blue sky legal fees ......................................         0
   Printing and engraving expenses. .........................    10,000
   Legal fees ...............................................    40,000
   Accounting fees. .........................................    10,000
   Miscellaneous expenses ...................................     2,500
                                                             ----------
                                                             $74,111.71
                                                             ==========

Item 26. Recent Sales of Unregistered Securities

     The following sets forth information relating to all unregistered securities of the Company sold by it in the last 3 years. There were no reportable transactions prior to June 1997.

     On June 10, 1997, Opell, Inc. ("Opell"), a Nevada corporation, issued 5,000,000 shares to the stockholders of Wall Street Records, Inc. ("Wall Street"), a New Jersey corporation, in exchange for all of the outstanding capital stock of Wall Street. Opell subsequently merged with a subsidiary corporation formed in Delaware and the surviving entity changed its name to Antra Holdings Group, Inc. The former holders of Wall Street were directors, officers and promoters of Wall Street and their families, so the Company believes the transaction is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act. Because Opell had an accumulated stockholders' deficit at the time of the transaction, the shares issued to the holders of Wall Street were valued at their par value ($.001 per share), or $5,000 in the aggregate.

     On July 11, 1997, the Company issued 2,500,000 shares to various investors in a private placement transaction in accordance with Regulation 504 of the Securities Act of 1933 for $100,000.

     Between January 9, 1998 and March 3, 1998, the Company issued 1,720,260 shares to various investors in a private placement transaction in accordance with Regulation 504 of the Securities Act of 1933 for $860,130.

     On October 2, 1998, the Company issued a Subordinated Convertible Note in exchange for existing indebtedness in the amount of $807,240. The note was issued to a single, accredited investor. Therefore, the Company believes the issuance of such note is exempt from the registration requirements pursuant to
Section 4(2) of the Securities Act.

     In November 1998, the Company issued an additional Subordinated Convertible
Note in exchange for existing indebtedness in the amount of $192,760. The note was issued to a single, accredited investor. Therefore, the Company believes the issuance of such note is exempt from the registration requirements pursuant to
Section 4(2) of the Securities Act.

     In April 1999, the Company and Teltran International Group Ltd. exchanged shares of our respective companies. Teltran is a publicly traded company engaged in the telecommunications business. The Company believes that the transaction is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act. The Company now owns 2,205,000 shares of Teltran's common stock and Teltran owns 2,000,000 shares of the Company's common stock. As a result of the transaction Teltran may be deemed a principal stockholder of the Company. The share exchange was made at a time when each company's market capitalization was roughly equivalent. To protect each company from market fluctuations in the other's stock, the parties entered into an agreement that requires an adjustment in the shares delivered in connection with the exchange described above. On the first business day of the year 2000, if either Teltran's shares or the Company's shares are trading less than 20% below the market price of the other company's shares, the company whose shares are trading lower must issue additional shares to the other.

     On July 20, 1999, the Company sold $2,766,666 of secured convertible notes. All of the investors were accredited investors and the transaction is exempt from the registration requirements under the Securities Act pursuant to Rule
506. The Company paid an aggregate of $343,999 as cash commissions to several placement agents in connection with the issuance of the notes. Some of these placement agents also received warrants to purchase an aggregate of 1,146,666 shares of our common stock at $2.00 per share. If the Company is able to exercise a put option granted in connection with the foregoing transaction, these placement agents will receive an additional $172,000 in cash and an additional 573,334 warrants in a transaction exempt pursuant to Rule 506.

     On July 31, 1999, the Company issued new notes to the holders of its outstanding subordinated convertible notes. Because the new notes were issued to accredited investors who already owned securities of the Company, the Company believes that the transaction is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.

Item 27. Exhibits

Exhibit No.     Description
-----------     -----------
3.1             Certificate of Incorporation*

3.2             By-laws*

5.1             Opinion of Parker Duryee Rosoff & Haft***

10.1            Employment Agreement between Joseph M. Marrone, Jr. and Registrant*

10.2            Distribution Agreement between Sheridan Square Entertainment, L.L.C. d/b/a Artemis Records
                and the Registrant*

10.3            Form of Subscription Agreement for Secured Convertible Notes and Common Stock Purchase
                Warrants*

10.4            Form of Secured Convertible Notes*

10.5            Form of Common Stock Purchase Warrants*

10.6            Form of Security Agreement*

10.7            Stockholders' Agreement dated as of September 30, 1999 among Teltran International Group, Ltd.,
                Antra Group Holdings, Inc., and Recordstogo.com Inc.**

10.8            Exclusive Recording Agreement between Wall Street Records LLC and Ricardo Emanuel Brown (p/k/a
                "Kurupt"), dated as of March 13, 1998.**

10.9            Exclusive Production/Recording Agreement between Wall Steet Records LLC and Grant Eldridge
                (p/k/a "El-Drex"), dated as of March 17, 1997.**

10.10           Co-Publishing Agreement between Wall Street Records LLC and Grant Eldridge (p/k/a "El-Drex")**

10.11           Agreement between Wall Street Records LLC and David Ware (p/k/a "Baby S"), dated as of August
                19, 1998**

10.12           Label Agreement between Antra Music Group, Inc. and Legal Grind Entertainment, Inc., dated as of October 28, 1999**

10.13           Co-Publishing Agreement between Antra Music Group, Inc. and Jeffrey Brown (p/k/a "Crush"),
                dated as of October 1, 1999**

10.14           Agreement between Antra Music Group, Inc. and Jeffrey Brown (p/k/a "Crush"), dates as of
                October 1, 1999**

10.15           Agreement between Antra Music Group, Inc. and five individuals collectively professionally known as "Spooks", dated as of July 1, 1999**

21.1            Subsidiary List**

23.1            Consent of Liebman, Goldberg & Drogin LLP**

23.2            Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1 hereto)

24              Power of Attorney (included in the Signature page of Part II of this Registration Statement)

27              Financial Data Schedule***


------------
  * Submitted with the original filing of this SB-2 on September 17, 1999. ** Submitted herewith.
*** To be submitted.


Item 28. Undertakings

     Registrant hereby undertakes:

     (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

       (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 24 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania, on the 19th day of November 1999.



                                        ANTRA HOLDINGS GROUP, INC.




                                        By: /s/ Joseph M. Marrone, Jr.
                                        ---------------------------------------
                                        Chairman of the Board, Chief
                                        Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints JOSEPH M. MARRONE, JR., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:




             Signature                             Title                      Date
/s/Joseph M. Marrone, Jr.             Chairman of the Board, Chief     November 19, 1999
---------------------------------     Executive Officer, Director
Joseph M. Marrone, Jr.                (Principal Executive Officer)


/s/Thomas R. Kessler                  Director                         November 19, 1999
---------------------------------
Thomas R. Kessler


/s/Arthur Rosenberg                   Director                         November 19, 1999
---------------------------------
Arthur Rosenberg

                                 EXHIBIT INDEX





  Exhibit
    No.      Description
  -------    -----------
   3.1       Certificate of Incorporation*
   3.2       By-laws*
   5.1       Opinion of Parker Duryee Rosoff & Haft***
  10.1       Employment Agreement between Joseph M. Marrone, Jr. and Registrant*
  10.2       Distribution Agreement between Sheridan Square Entertainment, L.L.C. d/b/a Artemis
             Records and the Registrant*
  10.3       Form of Subscription Agreement for Secured Convertible Notes and Common Stock
             Purchase Warrants*
  10.4       Form of Secured Convertible Notes*
  10.5       Form of Common Stock Purchase Warrants*
  10.6       Form of Security Agreement*
  10.7       Stockholders' Agreement dated as of September 30, 1999 among Teltran International Group, Ltd.,
             Antra Group Holdings, Inc., and Recordstogo.com Inc.**
  10.8       Exclusive Recording Agreement between Wall Street Records LLC and Ricardo Emanuel Brown (p/k/a
             "Kurupt"), dated as of March 13, 1998.**
  10.9       Exclusive Production/Recording Agreement between Wall Steet Records LLC and Grant Eldridge
             (p/k/a "El-Drex"), dated as of March 17, 1997.**
  10.10      Co-Publishing Agreement between Wall Street Records LLC and Grant Eldridge (p/k/a "El-Drex")**
  10.11      Agreement between Wall Street Records LLC and David Ware (p/k/a "Baby S"), dated as of August
             19, 1998**
  10.12      Label Agreement between Antra Music Group, Inc. and Legal Grind Entertainment, Inc., dated as of October 28, 1999**
  10.13      Co-Publishing Agreement between Antra Music Group, Inc. and Jeffrey Brown (p/k/a "Crush"),
             dated as of October 1, 1999**
  10.14      Agreement between Antra Music Group, Inc. and Jeffrey Brown (p/k/a "Crush"), dates as of
             October 1, 1999**
  10.15      Agreement between Antra Music Group, Inc. and five individuals collectively professionally known as "Spooks", dated as of July 1, 1999**
  21.1       Subsidiary List**
  23.1       Consent of Liebman, Goldberg & Drogin LLP**
  23.2       Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1 hereto)
  24         Power of Attorney (included in the Signature page of Part II of this Registration Statement)
  27         Financial Data Schedule***



------------
  * Submitted with the original filing of this SB-2 on September 17, 1999. ** Submitted herewith.
*** To be submitted.